EXHIBIT 99.1

Michael J. Joyce Joins Board
of Superior Industries

     VAN NUYS, CALIFORNIA, — May 13, 2005 — Superior Industries International, Inc. (NYSE:SUP) announced today that Michael J. Joyce has been appointed to the company’s Board of Directors, filling an existing vacancy. Joyce becomes the ninth Director and the sixth outside member of the Board.

     “Mike Joyce brings many years of directly relevant automotive wheel industry experience to his new role at Superior,” said Chairman Louis L. Borick. “In senior executive positions of increasing importance at Rockwell, Kelsey-Hayes and Optima Wheel, Mike has built a record of success based on extensive first-hand knowledge of every aspect of the wheel business, including substantial manufacturing experience in the U.S., Mexico and Asia. We welcome him to our Board, and look forward to his active participation in Superior’s globalization program.”

     Most recently, Joyce was President and CEO of Optima Wheel, a manufacturer of automotive wheel and non-wheel products with more than 1,000 employees in Mexico and the U.S. From 1983 to 1990, he served as Group President – Aluminum Wheel Group for Kelsey-Hayes Company, where he managed seven plants in five countries, including a joint venture company in Japan. This business grew from $60 million to $250 million in annual revenue during his tenure. Earlier, Joyce was Vice President General Manager – Western Wheel Division for Rockwell International.

     A Vietnam veteran and former Naval officer, Joyce was founding member and Board member of Wheel Friends of Childhelp USA, a nationwide organization dedicated to improving the lives of abused and neglected children.

About Superior Industries

     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.